Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Investment Trust V
811-01979

On April 23, 2012, a copy of the Amended Designation of Series of Shares of Beneficial Interest dated April 18, 2012, considered to be an amendment to the Declaration of Trust of the above-referenced trust, was filed with the Commonwealth of Massachusetts. We hereby file a copy of this amendment as an exhibit to the Sub-Item 77Q1(a) of Form N-SAR.